Exhibit 99.1

ARRIS Announces Warrant Agreement with Comcast Cable

SUWANEE, Ga., July 5, 2016 – ARRIS International plc (NASDAQ: ARRS) today announced it has entered into a warrant agreement with Comcast Cable. The warrants provide Comcast with the opportunity to acquire ordinary shares of ARRIS based on specific sales targets for 2016 and 2017.

ARRIS provides Comcast with a range of technologies for its video (including the X1 platform), high-speed data and voice services, wireless gateways supporting the delivery of Comcast’s fastest in-home WiFi service, and networking and other hardware equipment.

“Comcast continues to be a strong strategic partner for ARRIS” said Bob Stanzione, ARRIS Chairman and CEO. “We believe the warrants demonstrate Comcast’s strong commitment to ARRIS and its products and represent an opportunity for us to further grow our relationship.”

About ARRIS

ARRIS International plc (NASDAQ: ARRS) is a world leader in entertainment and communications technology. Our innovations combine hardware, software, and services across the cloud, network, and home to power TV and Internet for millions of people around the globe. The people of ARRIS collaborate with the world’s top service providers, content providers, and retailers to advance the state of our industry and pioneer tomorrow’s connected world. For more information, visit www.arris.com.

For the latest ARRIS news:

•	Check out our blog: ARRIS EVERYWHERE

•	Follow us on Twitter: @ARRIS

# # #

Contacts:

Investor Relations

Bob Puccini

+1.720.895.7727

Media/Industry Analysts

Jeanne Russo

+1.215.323.1880

ARRIS and the ARRIS Logo are trademarks or registered trademarks of ARRIS Enterprises LLC. All other trademarks are the property of their respective owners. © ARRIS Enterprises LLC. 2016. All rights reserved.

Forward-Looking Statements

This press release contains forward looking statements, including those related to sales levels to Comcast or within specific operating segments of ARRIS and the resulting impact on our operating results. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things, an increase in the fair value of the warrants prior to vesting will require us to reduce our GAAP revenues associated with sales to Comcast; we may not achieve the minimum sales levels, either in the aggregate or within the Network & Cloud segment, necessary for the warrants to vest; the income from the sales covered by the warrants may not offset the cost of the warrants; the dilutive impact of the issuance of the warrants may cause greater volatility in the trading price of our ordinary shares; and we may face adverse customer reaction to the issuance of the warrants. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. In providing forward-looking statements, the Company expressly disclaims any obligation to update publicly or otherwise these statements, whether as a result of new information, future events or otherwise.